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                                                                    EXHIBIT 23.5

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the incorporation of our report dated June 15, 2001 relating to the consolidated balance sheets of Wit Capital Japan, Inc. as of March 31, 2001 and 2000 and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended March 31, 2001 and for the period from August 25, 1999 (date of inception) to March 31, 2000 included in this Form 10-K/A, into Wit SoundView Group, Inc.'s previously filed Registration Statements on Form S-8 (File Nos. 333-63206, 333-58342, 333-85203, 333-30084, 333-42304 and 333-51972) and the
related resale prospectuses prepared in accordance with Form S-3.

/s/ ARTHUR ANDERSEN

Tokyo, Japan
June 29, 2001